EXHIBIT 99.1

FOR IMMEDIATE RELEASE	October 20, 2004

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS NET EARNINGS FOR Q3 2004

Stamford, CT., October 20, 2004 – Merrill J. Forgotson, President and Chief Executive Officer of Cornerstone Bancorp, Inc. (the “Bancorp”), today reported consolidated net earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”), for the third quarter of 2004.

The Bancorp’s net income for the nine-month period ended September 30, 2004 was $2,013,000 compared to net income of $1,279,000 for the comparable nine-month period of 2003. This represented $1.50 earnings per diluted share, compared to $1.02 earnings per diluted share for the same period of 2003. As reported in an earlier press release, the first quarter 2004 earnings include the recovery of principal, interest, and late charges on loans to a single borrower that had been charged off in 2000 and the non-taxable proceeds from a key man life insurance policy.

Mr. Forgotson stated that, “Net income for the three month period ended September 30, 2004 of $536,000 exceeded net income of $451,000 for the comparable period of 2003 by almost 19%.” He also noted that “Net income for the third quarter exceeded that of the second quarter by 27.01%.” Mr. Forgotson stated that “Premium income related to the sale of the guaranteed portion of SBA Loans increased from approximately $60,000 for the second quarter of 2004 to approximately $255,000 for the third quarter of 2004.” He also pointed out that the first quarter 2004 amendments to the SBA Legislation expired on September 30, 2004 and will create some uncertainty as to SBA transaction flow and income related thereto.

Mr. Forgotson stated that, “Executive Management and the Board of Directors have remained focused on the balance sheet mix of assets and liabilities.” As a result, the loan to deposit ratio increased from 60% at the end of 2003 to 74% on September 30, 2004. The net interest margin also increased from 3.59% for the third quarter of 2003 to 4.48% for the third quarter of 2004.

Loans, including loans held for sale, increased to $133,453,000 on September 30, 2004 compared to $119,868,000 on December 31, 2003, an increase of 11.33%. On the liability side of the balance sheet, total deposits decreased to $179,556,000 at September 30, 2004 from $198,718,000 on December 31, 2003, a decrease of 9.64%. Mr. Forgotson commented, “A change in the mix of deposits at the end of the second quarter has resulted in a lower cost of funds.” Book Value per common share increased to $17.70 on September 30, 2004 from $16.55 on December 31, 2003, an increase of 6.95%.

On September 22, 2004, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The cash dividend was paid on October 15, 2004 to stockholders of record as of the close of business on September 30, 2004.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

	2004	2003
Nine Months Ended September 30,
Total Interest Income	$8,226,000	$8,250,000
Total Non-Interest Income	2,109,000	1,988,000
Net Interest Income	6,442,000	5,948,000
Provision for Loan Losses	(529,000)	176,000
Income Before Taxes	3,008,000	2,081,000
Income Tax Expense	995,000	801,000
Net Income	2,013,000	1,280,000
Basic Earnings Per Share	1.66	1.07
Diluted Earnings Per Share	1.50	1.02

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

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